UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 20, 2016

Legacy Ventures International, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	30-0826318
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2215-B Renaissance Drive, Las Vegas, Nevada  89119

(Address of principal executive offices)

1-800-918-3362

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 20, 2016, Evan Clifford resigned as our President and CEO. There was no known disagreement with Mr. Clifford on any matter relating to our operations, policies or practices.

Following the departure of Mr. Clifford, our board of directors appointed our current CFO, Rehan Saeed, to act as our President and Chief Executive Officer. Mr. Saeed will also continue to serve as our CFO.

Rehan Saeed, age 35, is our current Chief Financial Officer and had previously served as our Chief Executive Officer and President until September 30, 2015. From 2007 to September of 2014, Mr. Saeed has been the Vice President of Product Development of AYA Financial, Inc, where he co-authored a number of white papers for various real estate-related financial products. Mr. Saeed started his career at CIBC-Edulinx, dealing with government sponsored student loans. He worked as an Interest Relief Analyst. Subsequently, he joined UM Financial, Inc. (“UM Financial”), a firm providing residential real estate mortgages and was their first employee. He performed the sales and marketing functions at UM Financial and was instrumental in the rapid growth of the firm from a start-up company to one that manages a real estate mortgage portfolio of nearly $110 million in just two (2) years. Since 2006, Mr. Saeed has been regularly conducting seminars and certificate courses on alternative finance in Canada especially in the area of residential real estate. Mr. Saeed specialized in product structuring and compliance and had vast experience working with individuals of diverse backgrounds.

Mr. Saeed’s formal education in finance and subsequent work experience in financial institutions has given him unique exposure, both in Canada and abroad. Mr. Saeed has written many white papers, most notably an original research white paper on an Interest Free Mortgage Investment Corporation which was presented at the 4-day Banking & Finance Conference held in Toronto in 2007.

Mr. Saeed obtained a Master in Business Administration in Banking and Finance from the International University of Malaysia and a Bachelor of Science in Information Technology from York University in Toronto, Canada.

We do not have any written employment agreement or other fixed compensation arrangement with Mr. Saeed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Ventures International, Inc.

Date: September 23, 2016	/s/ Rehan Saeed
Rehan Saeed, CEO, CFO and sole director

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